Exhibit 10.7

EXECUTION COPY

PLEDGE AND SECURITY AND INTERCREDITOR AGREEMENT

THIS PLEDGE AND SECURITY AND INTERCREDITOR AGREEMENT (as it may be amended or modified from time to time, this “Agreement”) is entered into as of October 6, 2005 by and among Newton Acquisition, Inc., a Delaware corporation (“Holdings”), Newton Acquisition Merger Sub., Inc., a Delaware corporation (“Merger Sub” and, prior to the Merger, the “Borrower”), The Neiman Marcus Group, Inc., a Delaware corporation (“Neiman Marcus”, and after the Merger, the “Borrower”), the Subsidiary Parties (as defined below) from time to time party hereto and Credit Suisse, in its capacity as administrative agent and collateral agent for the Secured Parties (as defined below) (in such capacity, the “Agent”).

PRELIMINARY STATEMENT

Reference is hereby made to (a) the Credit Agreement dated as of the date hereof providing for a term loan facility in an aggregate principal amount of $1,975,000,000 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among Holdings, Merger Sub, the Subsidiaries of Neiman Marcus from time to time party thereto and Credit Suisse, as administrative agent, and (b) the Indenture dated as of May 27, 1998 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Notes Indenture”), between Neiman Marcus and The Bank of New York, as trustee (in such capacity, the “Existing Notes Trustee”), pursuant to which the Borrower’s 7.125% Debentures due 2028 in an initial aggregate principal amount of $125,000,000 (the “2028 Debentures”) and the Borrower’s 6.65% Senior Notes due 2008 in an initial aggregate principal amount of $125,000,000 (the “2008 Notes”) were issued.

Pursuant to the Term Loan Credit Agreement, the Grantors are entering into this Agreement in order to induce the Term Loan Lenders to enter into and extend credit to the Borrower under the Term Loan Credit Agreement and to secure the Term Loan Obligations.

Pursuant to the Existing Notes Indenture, the Borrower may not secure the Term Loan Obligations with any Existing Notes Designated Collateral unless the Borrower shall have made effective provision to secure the 2028 Debentures and the 2008 Notes equally and ratably with the Term Loan Obligations for as long as such obligations are secured by any Existing Notes Designated Collateral.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.                                   Terms Defined in Term Loan Credit Agreement.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Term Loan Credit Agreement.

Section 1.2.                                   Terms Defined in UCC.  Terms defined in the UCC that are not otherwise defined in this Agreement are used herein as defined in the UCC.

Section 1.3.                                   Definitions of Certain Terms Used Herein.  As used in this Agreement, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Aggregate Term Loan Credit Exposure” means, at any time, the aggregate principal amount of loans outstanding under the Term Loan Credit Agreement at such time.

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“Bankruptcy Proceeding” means, with respect to any Person, a general assignment by such Person for the benefit of its creditors, or the institution by or against such Person of any proceeding seeking relief as debtor, or seeking to adjudicate such Person as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of such Person or its debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Commercial Tort Claim” shall have the meaning set forth in Article 9 of the UCC.

“Consignment Inventory” means any Inventory held by a Grantor on a consignment basis, which Inventory is not owned by a Grantor (and would not be reflected on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP).

“Consignment Proceeds” means any proceeds from the sale of any Consignment Inventory, solely to the extent that such proceeds are identifiable proceeds from the sale of Consignment Inventory and that the Borrower identifies such proceeds as such through a method of tracing reasonably satisfactory to the Agent.

 “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Credit Agreement Event of Default” means any “Event of Default”, as defined in the Term Loan Credit Agreement.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Event of Default” means a Credit Agreement Event of Default or an Existing Notes Event of Default.

“Excluded Assets” means

(a)                                  the Specified Credit Card Receivables, any Specified Credit Card Payments and any Specified In-Store Credit Card Payments;

(b)                                 the HSBC Credit Card Receivables Accounts;

(c)                                  more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary;

(d)                                 any Domestic Subsidiary that is taxed as a partnership for federal income tax purposes that holds Equity Interests of a Foreign Subsidiary whose Equity Interests are pledged pursuant to this Security Agreement;

(e)                                  any Margin Stock;

(f)                                    Equity Interests in Kate Spade LLC, Gurwitch Products, L.L.C. and Willow Bend Beverage Corporation;

(g)                                 any intercompany Indebtedness of (i) the Borrower or any Subsidiary that is a Loan Party owing to a Subsidiary that is a Loan Party, (ii) a Subsidiary that is a Loan Party owing to the Borrower or (iii) any Subsidiary that is not a Loan Party owing to the Borrower or owing to a Subsidiary that is a Loan Party (in the case of (iii), other than such Indebtedness that is Indebtedness for borrowed money and has a principal amount of $5,000,000 or more);

(h)                                 subject to Section 11.16(d), any Equity Interests to the extent that a pledge of such Equity Interests would give rise to additional subsidiary reporting requirements under Rule 3-10 or Rule 3-16 of Regulation S-X promulgated under the Exchange Act of 1934;

(i)                                     any Consignment Inventory and any Consignment Proceeds;

(j)                                     any Leased-Department Inventory and any Leased-Department Proceeds;

(k)                                  any leases, licenses, rights or other agreements contained within the Collateral to which any Grantor is a party or any of its rights or interests are subject thereto to the extent and solely to the extent that the proximate result of the grant of such security interest shall be to (1) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest in such Grantor therein, or (2) create a situation under which such Grantor shall be deemed to have breached or terminated pursuant to the terms of, or defaulted under, any such Collateral; and in each case under clauses (1) and (2) above such abandonment, invalidation, unenforceability, breach, termination or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles or equity; provided, however, that the Excluded Assets shall not include, and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach, termination or default shall be remedied and to the extent severable, shall attach immediately to, any portion of such lease, license, right or agreement that does not result in any of the consequences specified in (1) or (2) above; and

(l)                                     assets that are acquired by any Grantor with the proceeds of Indebtedness incurred pursuant to Section 6.01(b)(vi) of the Term Loan Credit Agreement and that are subject to a purchase money Lien in favor of the lenders under such Indebtedness; provided, however, that the aggregate purchase price paid for the acquisition of such assets shall not exceed $75,000,000 in the aggregate.

 “Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

 “Existing Notes Designated Collateral” means (a) any “Principal Property” (as such term is defined in the Existing Notes Indenture) of the Borrower or any Restricted Subsidiary (as defined in the Existing Notes Indenture) and (b) any Equity Interests or indebtedness of any Subsidiary of the Borrower.  For the avoidance of doubt, Existing Notes Designated Collateral does not include (i) any Equity Interests of the Borrower or (ii) any Excluded Assets.

“Existing Notes Event of Default” means any “Event of Default”, as defined in the Existing Notes Indenture.

“Existing Notes Indenture” has the meaning set forth in the Preliminary Statement.

“Existing Notes Obligations” means the 2008 Notes Obligations and the 2028 Debenture Obligations.

“Existing Notes Trustee” means The Bank of New York, in its capacity as trustee under the Existing Notes Indenture.

“Existing Notes Secured Parties” means the 2008 Notes Secured Parties and the 2028 Debentures Secured Parties.

“Fixture” shall have the meaning set forth in Article 9 of the UCC.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” means Holdings, the Borrower and the Subsidiary Parties.

“HSBC Credit Card Receivables Accounts” means the deposit accounts # 001846205 held at HSBC Bank USA, N.A. and # 08806372312 held at JPMorgan Chase Bank, containing proceeds of Specified Credit Card Receivables, which account is owned by the Borrower but controlled by HSBC and the ownership of which is anticipated to be transferred to HSBC in the first or second calendar quarter of 2006.

 “Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the date hereof, among Holdings, the Borrower, the Subsidiaries from time to time party thereto, the Revolving Facility Agent and the Agent, as amended, modified or supplemented from time to time.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Leased-Department Inventory” means any Inventory relating to a leased department within one of the Grantors’ retail stores, which Inventory is not owned by a Grantor (and would not be reflected on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP).

“Leased-Department Proceeds” means any proceeds from the sale of any Leased-Department Inventory, solely to the extent that such proceeds are identifiable proceeds from the sale of Leased-Department Inventory and that the Borrower identifies such proceeds as such through a method of tracing reasonably satisfactory to the Agent.

“Letter-of-Credit Right” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its owned (1) Patents, (2) Copyrights, or (3) Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Obligations” means the Term Loan Obligations and the Existing Notes Obligations.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to:  (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate”  means a certificate substantially in the form of Exhibit I completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Permitted Liens” means the “Permitted Liens” as defined in the Term Loan Credit Agreement.

“Pledged Collateral” means all Instruments, Securities and other Investment Property owned by any Grantor, other than any Instruments, Securities or Investment Property that is an Excluded Asset (for so long and to the extent such exclusion is applicable), whether or not physically delivered to the Agent pursuant to this Agreement.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money (other than the Specified Credit Card Receivables) that are General Intangibles or that are otherwise included as Collateral.

“Required Secured Parties” means (a) prior to an acceleration of the Term Loan Obligations under the Term Loan Credit Agreement, the “Required Lenders” as defined in the Term Loan Credit Agreement (with any loans under the Term Loan Credit Agreement and unused commitments thereunder held by the Borrower or any of its Affiliates being excluded for such purpose), (b) after an acceleration of the Term Loan Obligations under the Term Loan Credit Agreement but prior to the date upon which the Term Loan Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full, Term Loan Lenders holding in the aggregate loans under the Term Loan Credit Agreement representing more than 50% of the Aggregate Term Loan Credit Exposure (with any such loans held by the Borrower or any of its Affiliates being excluded for this purpose), and (c) after the Term Loan Credit Agreement has terminated by its terms and all of the Term Loan Obligations thereunder have been paid in full (whether or not the Term Loan Obligations under the Term Loan Credit Agreement were ever accelerated), Term Loan Lenders holding in the aggregate at least a majority of the aggregate net Secured Hedging Obligations then due and unpaid from the Grantors to the Term Loan Lenders under Hedge Agreements, as determined by the Term Loan Agent in its reasonable discretion.

“Revolving Facility Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent and collateral agent under the Revolving Facility Credit Agreement.

“Revolving Facility Credit Agreement” means the Credit Agreement dated the date hereof among Holdings, the Borrower, the Subsidiary Parties and the Revolving Facility Agent, as amended, restated supplemented or otherwise modified from time to time.

“Revolving Facility First Lien Collateral Transition Date” has the meaning set forth in the Intercreditor Agreement.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Parties” means the Term Loan Secured Parties and the Existing Notes Secured Parties.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Specified Credit Card Receivables” means the Accounts, Documents and other rights or claims to receive money which are General Intangibles and that have been or from time to time are sold or otherwise transferred to (i) HSBC pursuant to the HSBC Arrangements or (ii) any third party pursuant to any Permitted Replacement Credit Card Program.

“Specified Credit Card Payments” means any payments by the holder of a private label credit card subject to the HSBC Arrangements or any Permitted Replacement Credit Card Program to the issuer of such credit card that are (i) in the case of the HSBC Arrangements, made to a HSBC Credit Card Receivables Accounts or (ii) in the case of any Permitted Replacement Credit Card Program, made to any account of a Grantor prior to the transition of ownership of such account to the applicable third party in connection with the establishment of the applicable Permitted Replacement Credit Card Program.

“Specified In-Store Credit Card Payments” means any payments made in-person by customers in respect of private label credit cards subject to the HSBC Arrangements or any Permitted Replacement Credit Card Program in one of the Grantors’ retail stores, solely to the extent that such payments are identifiable payments from the holders of such private label credit cards and that the Borrower identifies such payments as such through a method of tracing reasonably satisfactory to the Agent.

 “Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Subsidiary Parties” means (a) the Subsidiaries identified on Exhibit J hereto, (b) NM Nevada Trust, a Massachusetts business trust, and (c) each other Domestic Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the date hereof, in accordance with Section 11.14 herein and Section 5.11 of the Term Loan Credit Agreement.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Term Loan Credit Agreement” has the meaning set forth in the Preliminary Statement.

“Term Loan/Notes Documents” has the meaning set forth in the Intercreditor Agreement.

“Term Loan Lenders” means the “Lenders” under and as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, on the loans under the Term Loan Credit Agreement and (ii) all other monetary obligations of the Borrower or any other Grantor to any of the Term Loan Secured Parties under the Term Loan Credit Agreement and each of the Term Loan Security Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower or any other Grantor to any of the Term Loan Secured Parties under or pursuant to the Term Loan Credit Agreement and each of the Term Loan Security Documents and (c) the due and punctual payment and performance of all the obligations of the Borrower and each other Grantor to any of the Term Loan Secured Parties under this Agreement and each of the Term Loan Security Documents.

“Term Loan Secured Parties” means (a) the Term Loan Lenders, (b) the Agent, (c) each counterparty to any Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedge Obligations, (d) each beneficiary of any indemnification obligation undertaken by the Borrower or any other Grantor under any Term Loan/Notes Document and (e) the successors and assigns of each of the foregoing.

“Term Loan Security Documents” shall have the meaning set forth in the Intercreditor Agreement.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“2008 Notes Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, on the 2008 Notes (ii) and all other monetary obligations of the Borrower or any other Grantor to any of the 2008 Notes Secured Parties under the Existing Notes Indenture and each of the Term Loan Security Documents related thereto, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower or any other Grantor to any of the 2008 Notes Secured Parties under or pursuant to the Existing Notes Indenture and each of the Term Loan Security Documents related thereto and (c) the due and punctual payment and performance of all the obligations of each other Grantor to any of the 2008 Notes Secured Parties under this Agreement and each of the Term Loan Security Documents related thereto.

“2008 Notes Secured Parties” means (a) the holders of the 2008 Notes, (b) each beneficiary of any indemnification obligation undertaken by the Borrower or any other Grantor under any Existing Notes Indenture and (c) the successors and assigns of each of the foregoing.

“2028 Debentures Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, on the 2028 Debentures and (ii) all other monetary obligations of the Borrower or any other Grantor to any of the 2028 Debentures Secured Parties under the Existing Notes Indenture and each of the Term Loan Security Documents related thereto, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower or any other Grantor to any of the 2028 Debentures Secured Parties under or pursuant to the Existing Notes Indenture and each of the Term Loan Security Documents related thereto and (c) the due and punctual payment and performance of all the obligations of each other Grantor to any of the 2028 Debentures Secured Parties under this Agreement and each of the Term Loan Security Documents related thereto.

“2028 Debentures Secured Parties” means (a) the holders of the 2028 Debentures, (b) each beneficiary of any indemnification obligation undertaken by the Borrower or any other Grantor under any Existing Notes Indenture and (c) the successors and assigns of each of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”), including:

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all Copyrights, Patents and Trademarks;

(iv)                              all Documents;

(v)                                 all Equipment;

(vi)                              all Fixtures;

(vii)                           all General Intangibles;

(viii)                        all Goods;

(ix)                                all Instruments;

(x)                                   all Inventory;

(xi)                                all Investment Property;

(xii)                             all cash or cash equivalents;

(xiii)                          all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiv)                         all Deposit Accounts with any bank or other financial institution;

(xv)                            all Commercial Tort Claims as specified from time to time in Exhibit E; and

(xvi)                         all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Obligations.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include or the security interest attach to any Excluded Asset.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Agent, for the benefit of the Secured Parties, that:

Section 3.1.                                   Title, Perfection and Priority.  Each Grantor has good and valid rights in, or the power to transfer the Collateral and title to, the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except Permitted Liens, and has full power and authority to grant to the Agent the security interest in such Collateral pursuant hereto.  When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit G, the Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing under the Uniform Commercial Code in effect in the applicable jurisdiction, subject only to Permitted Liens and to the terms of the Intercreditor Agreement.

Section 3.2.                                   Type and Jurisdiction of Organization, Organizational and Identification Numbers.  The type of entity of each Grantor, its jurisdiction of organization, the organizational number issued to it by its jurisdiction of organization and its federal employer identification number are set forth on Exhibit A.

Section 3.3.                                   Principal Location.  Each Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed on Exhibit A.

Section 3.4.                                   Collateral Locations.  Each location where Collateral is located as of the date hereof (except for Inventory in transit) is listed on Exhibit A.  All of said locations are owned by a Grantor except for locations (i) that are leased by a Grantor as lessee and designated in Part III(b) of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part III(c) of Exhibit A.

Section 3.5.                                   Bailees, Warehousemen, Etc.  Exhibit B hereto sets forth a list, as of the date hereof, of each bailee, warehouseman and other third party in possession or control of any Inventory of any Grantor (except for Inventory in transit) and specifies as to each bailee, warehouseman or other third party whether the value of the Inventory, at cost, possessed or controlled by such bailee, warehouseman or other third party exceeds $2,500,000.

Section 3.6.                                   Exact Names.  The name in which each Grantor has executed this Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization.  No Grantor has, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation (other than, in the case of the Borrower, the Merger) except as disclosed in the Perfection Certificate.

Section 3.7.                                   Letter-of-Credit Rights and Chattel Paper.  Exhibit C lists all Letter-of-Credit Rights and Chattel Paper of each Grantor.  All actions necessary or desirable to protect and perfect the Agent’s Lien under the laws of the United States, on each item listed on Exhibit C (including the delivery of all originals as required hereunder) has been duly taken by each Grantor. The Agent will have a fully perfected first priority security interest in the Collateral listed on Exhibit C, subject only to Permitted Liens and to the terms of the Intercreditor Agreement.

Section 3.8.                                   Accounts and Chattel Paper.  The names of the obligors, amounts owing, due dates and other information with respect to each Grantor’s Accounts and Chattel Paper that are Collateral are and will be correctly stated, at the time furnished, in all records of such Grantor relating thereto and in all invoices furnished to the Agent by such Grantor from time to time.

Section 3.9.                                   Intellectual Property.  No Grantor has any interest in, or title to, any Patent, Trademark or Copyright except as set forth on Exhibit D.  This Agreement is effective to create a valid and continuing Lien under the UCC and the laws of the United States and, upon filing of appropriate financing statements in the offices listed on Exhibit G and this Agreement with the United States Copyright Office and the United States Patent and Trademark Office, fully perfected first priority security interests under the UCC and the laws of the United States (subject to the terms of the Intercreditor Agreement) in favor of the Agent for the ratable benefit of the Secured Parties on the Patents, Trademarks and Copyrights of the Grantors, such perfected security interests are enforceable as such as against any and all creditors of and purchasers from the Grantors; and all action necessary or desirable under the UCC and the laws of the United States to protect and perfect the Agent’s Lien on the Patents, Trademarks or Copyrights of the Grantors shall have been duly taken.

Section 3.10.                             No Financing Statements, Security Agreements.  No financing statement or security agreement describing all or any portion of the Collateral that has not lapsed or been terminated naming a Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Agent on behalf of the Secured Parties as the secured party and (b) Permitted Liens.

Section 3.11.                             Pledged Collateral.

(a)                                  Exhibit F sets forth a complete and accurate list of all of the Pledged Collateral and the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby (except any Equity Interests in respect of which a Grantor owns less than 10% of the Equity Interests of the issuer of such Equity Interests).  Each Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit F as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the ratable benefit of the Secured Parties hereunder and Permitted Liens.  Each Grantor further represents and warrants that (i) all Pledged Collateral constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible, (iii) it shall have used commercially reasonable efforts to ensure that all Pledged Collateral held by a securities intermediary is covered by a control agreement among the applicable Grantor, the securities intermediary and the Agent pursuant to which the Agent has Control and (iv) all Pledged Collateral that represents Indebtedness owed to any Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b)                                 (i) None of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by the Grantors of the Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by the Grantors, or for the exercise by the Agent of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c)                                  Except as set forth on Exhibit F, none of the Pledged Collateral which represents Indebtedness owed to a Grantor is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

Section 3.12.                             Commercial Tort Claims.  As of the date hereof, no Grantor holds any Commercial Tort Claims having a value in excess of $1,000,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated on Exhibit E hereto.

Section 3.13.                             Perfection Certificate.  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the date hereof.

ARTICLE IV
COVENANTS

From the date hereof, and thereafter until this Agreement is terminated, each Grantor agrees that:

Section 4.1.                                   General.

(a)                                  Collateral Records.  Each Grantor will maintain complete and accurate books and records as is consistent with its practices as of the date hereof in all material respects with respect to the Collateral, and furnish to the Agent such reports relating to the Collateral as the Agent shall from time to time reasonably request.

(b)                                 Authorization to File Financing Statements; Ratification.  Each Grantor hereby authorizes the Agent to file, and if requested will deliver to the Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Agent in order to maintain a first priority (subject to the terms of the Intercreditor Agreement) perfected security interest in and, if applicable, Control of, the Collateral.  Any financing statement filed by the Agent may be filed in any filing office in any applicable Uniform Commercial Code jurisdiction and may (i) indicate the Collateral (1) as all assets of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates.  Each Grantor also agrees to furnish any such information to the Agent promptly upon request.  Each Grantor also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c)                                  Further Assurances.  Each Grantor will, if reasonably requested by the Agent, but not more frequently than once per quarter, furnish to the Agent statements and schedules further identifying and describing the Collateral and such other reports and information in connection with the Collateral as the Agent may reasonably request, all in such detail as the Agent may reasonably specify.  Each Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Agent in the Collateral and the priority thereof against any Lien other than Permitted Liens.

(d)                                 Disposition of Collateral.  No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for sales, leases, transfers and other dispositions specifically permitted pursuant to the terms of the Term Loan Credit Agreement.

(e)                                  Liens.  No Grantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Agreement and (ii) Permitted Liens.

(f)                                    Other Financing Statements.  No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests that are Permitted Liens. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.  Without limiting the foregoing, each Grantor shall use its commercially reasonable efforts to ensure that any financing statement filed by any Person with respect to Consignment Inventory shall clearly indicate that such financing statement relates to a consignment transaction with respect to such Consignment Inventory between the applicable Grantor and such Person.

(g)                                 Change of Name, Etc.  Each Grantor agrees to furnish to the Agent prompt written notice of any change in:  (i) such Grantor’s name; (ii) the location of such Grantor’s chief executive office or its principal place of business; (iii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation; (iv) such Grantor’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation; or (v) the acquisition by such Grantor of any material property for which additional filings or recordings are necessary to perfect and maintain the Agent’s security interest therein (to the extent perfection of the security interest in such property is required by the terms hereof).  Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or other applicable law that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected, first priority security interest (subject to the terms of the Intercreditor Agreement and to Permitted Liens that have priority by operation of applicable law) in the Collateral for its benefit and the benefit of the other Secured Parties.

(h)                                 Compliance with Terms.  Each Grantor will perform and comply in all material respects with all obligations in respect of the Collateral and all material agreements relating to the Collateral to which it is a party or by which it is bound.

Section 4.2.                                   Receivables.

(a)                                  Certain Agreements on Receivables.  No Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, any Grantor may reduce the amount of Accounts, whether from the sale of Inventory or otherwise, in accordance with its present policies and in the ordinary course of business.

(b)                                 Collection of Receivables.  Except as otherwise provided in this Agreement, each Grantor will collect and enforce, in accordance with its present policies and in the ordinary course of business, all amounts due or hereafter due to such Grantor under the Receivables.

(c)                                  Electronic Chattel Paper.  If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Agent thereof and, at the request of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent Control under UCC Section 9-105 of such Electronic Chattel Paper or control (to the extent the meaning of “control” has not been clearly established under such provisions, “control” in this paragraph (c) to have such meaning as the Agent shall in good faith specify in writing after consultation with the Borrower) under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Agent agrees with such Grantor that the Agent will arrange, pursuant to procedures reasonably satisfactory to the Agent and so long as such procedures will not result in the Agent’s loss of Control or control, as applicable, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in Control to allow without loss of Control or control, as applicable, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

Section 4.3.                                   Delivery of Instruments, Securities, Chattel Paper and Documents. Each Grantor will (a) deliver to the Agent immediately upon execution of this Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral (if any then exist), (b) hold in trust for the Agent upon receipt and promptly thereafter deliver to the Agent any Chattel Paper, Securities and Instruments constituting Collateral received after the date hereof, (c) upon the Agent’s request, deliver to the Agent, and thereafter hold in trust for the Agent upon receipt and promptly deliver to the Agent any Document evidencing or constituting Collateral and (d) upon the Agent’s request, deliver to the Agent a duly executed amendment to this Agreement, in the form of Exhibit H hereto (each, an “Amendment”), pursuant to which such Grantor will pledge any additional Collateral.  Each Grantor hereby authorizes the Agent to attach each Amendment to this Agreement and agrees that all additional collateral set forth in such Amendments shall be considered to be part of the Collateral.

Section 4.4.                                   Uncertificated Pledged Collateral.  The Grantors will permit the Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral with respect to which a Grantor owns 50% or more of the Equity Interests of the issuer of such Pledged Collateral not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Agent granted pursuant to this Agreement.  The Grantors will take any actions reasonably necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral with respect to which a Grantor owns 50% or more of the Equity Interests of the issuer of such Pledged Collateral, and (b) any securities intermediary which is the holder of any Pledged Collateral, to cause the Agent to have and retain

Control over such Pledged Collateral.  Without limiting the foregoing, each applicable Grantor will use its commercially reasonable efforts to cause, with respect to Pledged Collateral held with a securities intermediary in an account with an aggregate asset value of $5,000,000 or more, such securities intermediary to enter into a control agreement with the Agent, in form and substance satisfactory to the Agent, giving the Agent Control.

Section 4.5.                                   Pledged Collateral.

(a)                                  Registration in Nominee Name; Denominations.  The Agent, on behalf of the Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Agent, but following the occurrence and during the continuance of an Event of Default shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub-agent).  Each Grantor will promptly give to the Agent copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor.  Following the occurrence and during the continuance of an Event of Default, the Agent shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

(b)                                 Any Indebtedness of any Subsidiary that is not a Loan Party owing to the Borrower or any Subsidiary that is a Loan Party in excess of $5,000,000 shall be or become evidenced by a promissory note or other instrument, and such note or instrument shall be promptly pledged and delivered to the Agent, duly endorsed in a manner satisfactory to the Agent.

(c)                                  Exercise of Rights in Pledged Collateral.

(i)                                     Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not inconsistent with this Agreement and the other Term Loan/Note Documents; provided however, that no vote or other right shall be exercised or action taken which would reasonably be expected to have the effect of materially and adversely impairing the rights of the Agent in respect of the Pledged Collateral.

(ii)                                  Each Grantor will permit the Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof.

(iii)                               Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Term Loan/Note Documents and applicable law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Agent in the same form as so received (with any necessary endorsement or instrument of assignment).  The proviso to the first sentence of this clause (iii) shall not apply to dividends between or among the Grantors only of property subject to a perfected security interest under this Agreement; provided that the Borrower notifies the Agent in writing, specifically referring to this Section 4.5 at the time of such dividend and takes any actions the Agent reasonably specifies to ensure the continuance of its perfected security interest in such property under this Agreement.

Section 4.6.                                   Intellectual Property.

(a)                                  Upon the occurrence and during the continuance of an Event of Default, each Grantor will use its best efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Agent of any License held by such Grantor and to enforce the security interests granted hereunder.

(b)                                 Each Grantor shall notify the Agent promptly if it knows or reasonably expects that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) material to the conduct of such Grantor’s business may become abandoned or dedicated, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(c)                                  In no event shall any Grantor, either directly or through any agent, employee, licensee or designee, file an application for the registration of any material Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving the Agent prompt written notice thereof, and, upon request of the Agent, such Grantor shall execute and deliver any and all security agreements or other instruments as the Agent may reasonably request to evidence the Agent’s security interest in such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)                                 Each Grantor shall take all actions necessary or reasonably requested by the Agent to maintain and pursue each material application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing) material to the conduct of such Grantor’s business, except in cases where, in the ordinary course of business consistent with past practice, such Grantor reasonably decides to abandon, allow to lapse or expire any Patent, Trademark or Copyright, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and, if consistent with good business judgment and past practice, to initiate opposition and interference and cancellation proceedings against third parties.

(e)                                  Consistent with each Grantor’s past practice, each Grantor shall, unless it shall reasonably determine that a Patent, Trademark or Copyright is not material to the conduct of its business, promptly notify the Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution of such Patent, Trademark or Copyright and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as are appropriate under the circumstances to protect such Patent, Trademark or Copyright.

Section 4.7.                                   Commercial Tort Claims.  Each Grantor shall promptly notify the Agent of any Commercial Tort Claim having a value in excess of $1,000,000 acquired by it for which such Grantor has filed a complaint in a court of competent jurisdiction and, unless the Agent otherwise consents, such Grantor shall update Exhibit E to this Agreement, thereby granting to the Agent a first priority security interest in such Commercial Tort Claim (subject to the Intercreditor Agreement).

Section 4.8.                                   Letter-of-Credit Rights.  If any Grantor is or becomes the beneficiary of a letter of credit having a face amount in excess of $1,000,000, such Grantor shall promptly notify the Agent thereof and cause the issuer and/or confirmation bank to consent to the assignment of any Letter-of-Credit Rights to the Agent.

Section 4.9.                                   No Interference.  Each Grantor agrees that it will not interfere with any right, power and remedy of the Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Agent of any one or more of such rights, powers or remedies.

Section 4.10.                             Insurance.  (a)                    In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the applicable Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”).  The amount of all insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended.  All premiums on such insurance shall be paid when due by such Grantor, and copies of the policies delivered to the Agent.  If any Grantor fails to obtain any insurance as required by this Section, the Agent at the direction of the Required Lenders may obtain such insurance at the Borrower’s expense.  By purchasing such insurance, the Agent shall not be deemed to have waived any default arising from the Grantors’ failure to maintain such insurance or pay any premiums therefor.

(b)                                 All insurance policies required under Section 5.10 of the Term Loan Credit Agreement shall name the Agent (for the benefit of the Secured Parties) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Agent, which provide that: (i) subject to the Intercreditor Agreement, all proceeds thereunder with respect to any Collateral shall be payable to the Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty (30) days prior written notice given to the Agent.

Section 4.11.                             Certain Accounts.  Each Grantor shall use commercially reasonable efforts to transfer ownership of (i) the HSBC Credit Card Receivables Accounts by the end of the second calendar quarter of 2006 and (ii) any account established in connection with the establishment of the applicable Permitted Replacement Credit Card Program prior to the establishment thereof or as promptly thereafter as is reasonably practicable.

ARTICLE V
REMEDIES

Section 5.1.                                   Remedies.

(a)                                  Upon the occurrence and during the continuance of an Event of Default, the Agent may exercise any or all of the following rights and remedies:

(i)                                     those rights and remedies provided in this Agreement, the Term Loan Credit Agreement, the Existing Notes Indenture or any other Term Loan/Note Document; provided that this Section 5.1(a) shall not be understood to limit any rights available to the Agent, the Term Loan Lenders or the Existing Noteholders prior to an Event of Default;

(ii)                                  those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii)                               give notice of sole control or any other instruction under any securities account control agreement and take any action provided therein with respect to the applicable Collateral;

(iv)                              without notice (except as specifically provided in Section 11.2 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Agent may deem commercially reasonable; and

(v)                                 concurrently with written notice to the Grantors, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Agent was the outright owner thereof.

(b)                                 Each Grantor acknowledges and agrees that the compliance by the Agent, on behalf of the Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)                                  The Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d)                                 Until the Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Agent.  The Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e)                                  Notwithstanding the foregoing, neither the Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)                                    Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof.  Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.  The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

(g)                                 Notwithstanding the foregoing, any rights and remedies provided in this Section 5.1 shall be subject to the Intercreditor Agreement.

Section 5.2.                                   Grantor’s Obligations Upon Default.  Upon the request of the Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a)                                  assemble and make available to the Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Agent, whether at such Grantor’s premises or elsewhere;

(b)                                 permit the Agent, by the Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy;

Section 5.3.                                   Grant of Intellectual Property License.  For the purpose of enabling the Agent to exercise the rights and remedies under this Article V at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Agent, for the benefit of the Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Agent may sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Agent’s rights under this Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein.  The use of the license granted pursuant to clause (a) of the preceding sentence by the Agent may be exercised, at the option of the Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

Section 5.4.                                   Application of Proceeds.  Subject to the Intercreditor Agreement, the Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable costs and expenses incurred by the Agent (in its capacity as such hereunder or under any other Term Loan Security Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Term Loan Security Document or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Agent hereunder or under any other Term Loan Security Document on behalf of any Grantor and any other reasonable costs or expenses incurred by the Agent in connection with the exercise of any remedy hereunder or under any other Term Loan Security Document, if reimbursable pursuant to a Term Loan Security Document;

SECOND, to the payment in full of the Term Loan Obligations and the Existing Notes Obligations, ratably in accordance with the respective amounts thereof on the date of any such distribution; and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Except as otherwise provided herein, the Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE VI
CONCERNING THE EXISTING NOTES TRUSTEE AND HOLDERS OF 2028 DEBENTURES AND 2008 NOTES

Section 6.1.                                   Agent’s Consent to Serve.  The Agent has consented to serve as Agent hereunder on the express understanding, and the Existing Notes Trustee and each holder of 2028 Debentures and 2008 Notes, by accepting the benefits of this Agreement, shall be deemed to have agreed, that the Agent shall have no duty and shall owe no obligation or responsibility (fiduciary or otherwise) to the Existing Notes Trustee or such holders, other than the duty to perform its express obligations under this Agreement in accordance with its terms.  Without limiting the foregoing, each of the Existing Notes Trustee and each holder of 2028 Debentures and 2008 Notes, by accepting the benefits of this Agreement, shall be deemed to have waived any right it might have, under applicable law or otherwise, to compel the sale or other disposition of any Collateral, and any obligation the Agent might have, under applicable law or otherwise, to obtain any minimum price for any Collateral upon the sale thereof, it being expressly understood, and the availability of the benefits of this Agreement to the Existing Notes Trustee and each holder of 2028 Debentures and 2008 Notes being conditioned upon the understanding, that the sole right of the holders of the 2028 Debentures and the 2008 Notes shall be to receive their ratable share of any proceeds of Collateral in accordance with and subject to the provisions of this Agreement, the Intercreditor Agreement and the other Term Loan Security Documents.

Section 6.2.                                   Determination of Amounts of Obligations and Existence of Existing Notes Events of Default; Acceleration.  Whenever the Agent is required to determine the existence or amount of any of the Existing Notes Obligations or the existence of any Existing Notes Event of Default for any purposes of this Agreement, it shall request written certification of such existence or amount from the Existing Notes Trustee and shall be entitled to make such determination on the basis of such certification; provided, however, that if, notwithstanding the request of the Agent, the Existing Notes Trustee shall fail or refuse reasonably promptly to certify as to the existence or amount of any Existing Notes Obligation or the existence of any Existing Notes Event of Default, the Agent shall be entitled to determine such existence or amount by such commercially reasonable method as the Agent may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower.  The Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Borrower, any other Grantor, any Secured Party or any other Person as a result of such determination or any action taken pursuant thereto except to the extent such liability is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of the Agent.  The Existing Notes Trustee shall promptly notify the Agent of any Existing Notes Event of Default of which it shall have been notified by any Existing Notes Secured Party or of which it shall have otherwise become aware or any acceleration of any of the Existing Notes Obligations; provided that failure to give any such notice shall not affect any rights or remedies of the Agent or any Secured Party arising in connection with any such acceleration.

ARTICLE VII

CERTAIN INTERCREDITOR AGREEMENTS

Section 7.1.                                   Priority of Security Interests.  The Agent and each of the Secured Parties hereby agrees that the Liens and security interests granted to the Agent hereunder shall be treated, as among the Secured Parties, as being for the equal and proportionate benefit of all the Secured Parties, without preference, priority, prejudice or distinction as to Lien or security interest of any Secured Party over any other Secured Party (except as expressly provided in Section 5.4), and shall at all times be shared by the Secured Parties as provided herein.

Section 7.2.                                   Notices to Existing Notes Trustee.  The Agent shall promptly notify the Existing Notes Trustee in the event of a Credit Agreement Event of Default or the acceleration of any Term Loan Obligations.

Section 7.3.                                   Actions Under This Agreement.  By acceptance of the benefits of this Agreement, each of the Secured Parties shall be deemed irrevocably to confirm that the Agent shall have the authority to act as the exclusive agent of such Secured Party for enforcement of any provisions of this Agreement against any Grantor and of any other Term Loan Security Document against any “grantor” or “pledgor” thereunder or the exercise of remedies hereunder or under any other Term Loan Security Document and to agree that such Secured Party shall not take any action to enforce any provisions of this Agreement against any Grantor or of any of the other Term Loan Security Documents against any “grantor” or “pledgor” thereunder or to exercise any remedy hereunder or under any other Term Loan Security Document.  The Agent shall not be obligated to take any action under this Agreement except for the performance of such duties as are specifically set forth herein.

Section 7.4.                                   Turnover of Collateral; Sharing of Setoffs.  (a) If any Secured Party acquires custody, control or possession of any Collateral or proceeds therefrom, other than pursuant to the terms of this Agreement, such Secured Party shall promptly cause such Collateral or proceeds to be delivered to or put in the custody, possession or control of the Agent for disposition or distribution in accordance with the provisions hereof.  Until such time as the provisions of the immediately preceding sentence have been complied with, such Secured Party shall be deemed to hold such Collateral and proceeds in trust for the parties entitled thereto hereunder.  Notwithstanding the foregoing, no Secured Party shall be required to deliver to or put in the custody, possession or control of the Agent or to hold in trust as specified in the preceding sentence any amount of any Obligation paid or prepaid by the Borrower to it (and not obtained by it through any sale of or other realization upon Collateral) in accordance with the terms of the Term Loan Credit Agreement or the Existing Notes Indenture, as applicable.

(b) Each Secured Party agrees that if it shall through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Grantor, including, without limitation,

any right of the Term Loan Lenders pursuant to Section 9.08 of the Term Loan Credit Agreement, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Secured Party under any applicable bankruptcy, insolvency or other similar law, obtain payment (voluntary or involuntary) in respect of any Obligations owing to it, it shall promptly purchase from each other Secured Party participations in (or, if and to the extent specified by such Secured Party, direct interests in) the Obligations held by such other Secured Party in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Secured Parties shall share the benefit of such payment (net of any expenses which may be incurred by such benefitted Secured Party in obtaining or preserving such excess payment) pro rata in accordance with the respective principal amounts of the Obligations owing to such Secured Parties.  To such end, all the Secured Parties shall make appropriate adjustments among themselves (by the release of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower and each other Grantor agrees that any Secured Party so purchasing a participation (or direct interest) in the Obligations owing to other Secured Parties may exercise all rights of setoff and similar rights with respect to such participation as fully as if such Secured Party were a direct holder of Obligations in the amount of such participation.

ARTICLE VIII
RELATIONSHIP AMONG SECURED PARTIES

Section 8.1.                                   Restrictions on Actions.  Each Secured Party agrees that, so long as any Term Loan Obligations are outstanding, the provisions of this Agreement shall provide the exclusive method by which any Secured Party may exercise rights and remedies hereunder and under the other Term Loan Security Documents in respect of the Collateral.  Therefore, each Secured Party shall, for the mutual benefit of all Secured Parties, except as otherwise permitted under this Agreement:

(a)                                  refrain from taking or filing any action, judicial or otherwise, to enforce any rights or pursue any remedy hereunder and under any other Term Loan Security Document, except for delivering notices hereunder;

(b)                                 refrain from (i) selling any Obligations to any Grantor or any Affiliate of any Grantor and (ii) accepting any other security for the Obligations from any Grantor or its Affiliates, except for any security granted to the Agent for the benefit of all Secured Parties; and

(c)                                  refrain from exercising any rights or remedies hereunder or under any other Term Loan Security Document that have or may have arisen or which may arise as a result of an Event of Default;

provided, however, that nothing contained in this Section shall prevent any Secured Party from (i) imposing a default rate of interest in accordance with the Term Loan Credit Agreement or the Existing Notes Indenture, as applicable, (ii) accelerating the maturity of any Obligations, (iii) raising any defenses in any action in which it has been made a party defendant or has been joined as a third party, except that the Agent may direct and control any defense directly relating to the Collateral or any one or more of the Term Loan Security Documents, which shall be governed by the provisions of this Agreement or (iv) subject to Section 7.4(b), exercising any right of setoff, recoupment or similar right.

Section 8.2.                                   Cooperation; Accountings.  Each of the Secured Parties will, upon the reasonable request of the Agent or Existing Notes Trustee, from time to time execute and deliver or cause to be executed and delivered such further instruments, and do and cause to be done such further acts, as may be necessary or proper to carry out more effectively the provisions of this Agreement.  The Secured Parties agree to provide to each other upon reasonable request a statement of all payments received in respect of Obligations.

Section 8.3.                                   Secured Parties; Other Collateral.  The Secured Parties agree that all of the provisions of this Agreement shall apply to any and all properties, assets and rights of the Grantors and their Affiliates in which the Agent at any time acquires a security interest or Lien pursuant hereto or to any other Term Loan Security Document, including, without limitation, real property or rights in, on or over real property, notwithstanding any provision to the contrary in any mortgage, leasehold mortgage or other document purporting to grant or perfect any Lien in favor of the Secured Parties or any of them or the Agent for the benefit of the Secured Parties or any of them.

ARTICLE IX

CONCERNING THE AGENT

Section 9.1.                                   Appointment of Agent.  Each of the Secured Parties appoints Credit Suisse to act, and Credit Suisse agrees to act, as Agent for the Secured Parties pursuant to the terms of this Agreement and the other Term Loan Security Documents and to execute and enter into this Agreement, the Intercreditor Agreement and the other Term Loan Security Documents and all other instruments relating to this Agreement and the other Term Loan Security Documents and (a) to take actions on its behalf that are expressly permitted under the provisions of this Agreement and the other Term Loan Security Documents and all other instruments or agreements relating hereto or thereto and (b) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Agent by the terms hereof and thereof.  By acceptance of the benefits of this Agreement, each Secured Party that is not a party to this Agreement shall be deemed to have consented to the appointment and authorization set forth in the immediately preceding sentence. THE AGENT HAS CONSENTED TO SERVE AS AGENT HEREUNDER ON THE EXPRESS UNDERSTANDING, AND THE SECURED PARTIES, BY ACCEPTING THE BENEFITS OF THIS AGREEMENT, SHALL BE DEEMED TO HAVE AGREED, THAT THE AGENT SHALL HAVE NO DUTY AND SHALL OWE NO OBLIGATION OR RESPONSIBILITY (FIDUCIARY OR OTHERWISE), REGARDLESS OF WHETHER AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, TO THE SECURED PARTIES, OTHER THAN THE DUTY TO PERFORM ITS EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER TERM LOAN SECURITY DOCUMENTS IN ACCORDANCE WITH THEIR RESPECTIVE TERMS, SUBJECT IN ALL EVENTS TO THE PROVISIONS OF THIS AGREEMENT LIMITING THE RESPONSIBILITY OR LIABILITY OF THE AGENT HEREUNDER.

Section 9.2.                                   Limitations on Responsibility of Agent.  The Agent shall not be required to ascertain or inquire as to (i) any statement, warranty or representation made herein or in connection herewith or in or in connection with any other Term Loan/Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Term Loan/Note Document, (iv) the validity, enforceability, effectiveness or genuineness of any Term Loan/Note Document or any other agreement, instrument or document, or

(v) the satisfaction of any condition set forth in any Term Loan/Note Document, other than to confirm receipt of items expressly required to be delivered to the Agent.  Neither the Agent nor any officer, agent or representative thereof shall be personally liable for any action taken or omitted to be taken by any such Person in connection with this Agreement except for its own gross negligence or wilful misconduct or, in the case of the Agent, in the case of the loss of any moneys in the possession of the Agent, for the failure of the Agent to accord such moneys the same care as a prudent person in the same or similar circumstances would accord its own assets.  The Agent may execute any of the powers granted to it under this Agreement and perform any duty hereunder either directly or by or through sub-agents or attorneys-in-fact, and shall not be responsible for the negligence (including gross negligence) or misconduct (including wilful misconduct) of any sub-agents or attorneys-in-fact selected by it with the care that a prudent person in similar circumstances would have employed in such selection.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates.  The exculpatory provisions set forth in this Article IX and in the other Term Loan/Note Documents shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent.

Section 9.3.                                   Reliance by Agent; Indemnity Against Liabilities, etc.

(a)                                  Whenever in the performance of its duties under this Agreement the Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Grantors or any other Person in connection with the taking, suffering or omitting of any action hereunder by the Agent, such matter may be conclusively deemed to be proved or established by a certificate executed by an officer of such Person, and the Agent shall have no liability with respect to any action taken, suffered or omitted in reliance thereon.

(b)                                 The Agent shall be fully protected in relying upon any resolution, statement, certificate, instrument, opinion, report, notice (including any notice of an Event of Default or of the cure or waiver thereof), request, consent, order or other paper or document or oral conversation (including, telephone conversations) which it in good faith believes to be genuine and correct and to have been signed, presented or made by the proper party.  The Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any notice, certificate or opinion furnished to the Agent in connection with this Agreement.

(c)                                  The Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Agent shall have received written notice thereof from any Secured Party or the Borrower or any other Grantor.  The Agent shall have no obligation whatsoever either prior to or after receiving such a notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

Section 9.4.                                   Exercise of Remedies.  The remedies of the Agent hereunder and under the other Term Loan Security Documents shall include, but not be limited to, the disposition of the Collateral by foreclosure or other sale and the exercising of all remedies of a secured lender under the UCC, bankruptcy laws or similar laws of any applicable jurisdiction.

Section 9.5.                                   Cooperation.  To the extent the exercise of the rights, powers and remedies of the Agent in accordance with this Agreement requires that any action be taken by any Secured Party, such Secured Party shall take such action and cooperate with the Agent to ensure that the rights, powers and remedies of all Secured Parties are exercised in full.

Section 9.6.                                   Authorized Investments.  Any and all funds held by the Agent in its capacity as Agent, whether pursuant to any provision hereof or of any other Term Loan Security Document or otherwise, shall to the extent reasonably practicable be invested by the Agent within a reasonable time in Cash Equivalents.  Any interest earned on such funds shall be disbursed in accordance with Section 5.4.  The Agent may hold any such funds in a common interest bearing account.  To the extent that the interest rate payable with respect to any such account varies over time, the Agent may use an average interest rate in making the interest allocations among the respective Secured Parties.  The Agent shall have no duty to select investments which provide a maximum return.  In the absence of gross negligence or wilful misconduct, the Agent shall not be responsible for any investment losses in respect of any funds invested in accordance with this Section.

Section 9.7.                                   Bankruptcy Proceedings.  The following provisions shall apply during any Bankruptcy Proceeding of any Grantor:

(a)                                  The Agent shall represent all Secured Parties in connection with all matters directly relating to the Collateral, including, without limitation, any use, sale or lease of Collateral, use of cash collateral, request for relief from the automatic stay and request for adequate protection; provided that the Agent shall not treat the Term Loan Lenders or the Existing Noteholders differently form each other with respect to rights in the Collateral (except differences in respect of rights to receive the proceeds thereof arising from differences in their interests as they may appear based on the relative amount of Obligations of each such class of Secured Parties).

(b)                                 Each Secured Party shall be free to act independently on any issue not affecting the Collateral.  Each Secured Party shall give prior notice to the Agent of any such action that could materially affect the rights or interests of the Agent or the other Secured Parties to the extent that such notice is reasonably practicable.  If such prior notice is not given, such Secured Party shall give prompt notice following any action taken hereunder.

(c)                                  Any proceeds of the Collateral received by any Secured Party as a result of, or during, any Bankruptcy Proceeding will be delivered promptly to the Agent for distribution in accordance with Section 5.4.

ARTICLE X
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 10.1.                             Account Verification.  The Agent may at any time and from time to time following the occurrence and during the continuance of an Event of Default, in the Agent’s own name, in the name of a nominee of the Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantor, parties to contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral.

Section 10.2.                             Authorization for Secured Party to Take Certain Action.

(a)                                  Each Grantor irrevocably authorizes the Agent and appoints the Agent as its attorney in fact (i) at any time and from time to time in the sole discretion of the Agent (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (2) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which would not add new collateral or add a debtor) in such offices as the Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (3) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Agent Control over such Pledged Collateral, and (4) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens); (ii) at any time following the occurrence and during the continuance of an Event of Default, (1) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Agent to the Obligations as provided herein or in any other Term Loan/Note Document, subject to the terms of the Intercreditor Agreement, (2) to demand payment or enforce payment of the Receivables in the name of the Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (3) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (4) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (5) to settle, adjust, compromise, extend or renew the Receivables (including, without limitation, making, settling and adjusting claims in respect of Collateral under policies of insurance and making all determinations and decisions with respect thereto, subject to the terms of the Intercreditor Agreement), (6) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (7) to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (8) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (9) to change the address for delivery of mail addressed to any Grantor to such address as the Agent may designate and to receive, open and dispose of all mail addressed to such Grantor; and (iii) to do all other acts and things necessary to carry out the terms of this Agreement; and each Grantor agrees to reimburse the Agent on demand for any reasonable payment made or any reasonable documented expense incurred by the Agent in connection with any of the foregoing; provided that this authorization shall not relieve any Grantor of any of its obligations under this Agreement, the Term Loan Credit Agreement or the Existing Notes Indenture.

(b)                                 All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Agent, for the benefit of the Agent and Secured Parties, under this Section 10.2 are solely to protect the Agent’s interests in the Collateral and shall not impose any duty upon the Agent or any Secured Party to exercise any such powers.

Section 10.3.                             PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 10.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL,

THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Section 10.4.                             NATURE OF APPOINTMENT; LIMITATION OF DUTY.  THE APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE X IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 11.16. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1.                             Notice.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                  if to the Agent, to it at Credit Suisse, Eleven Madison Avenue, New York, New York 10010, Attention of Agency Group (Telecopy No. (212) 325-8304);

(b)                                 if to the Existing Notes Trustee, to it at The Bank of New York, Plaza of the Americas, Corporate Trust Division, 600 North Pearl Street, Suite 420, Dallas, Texas 75201, Attention of Patrick Giordano (Telecopy No. (214) 880-8234); and

(c)                                  if to Grantors, at The Neiman Marcus Group, Inc., One Marcus Square, 1618 Main Street, Dallas, Texas 75201, Attention of General Counsel (Telecopy No. (214) 743-7611).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Borrower shall be deemed to be a notice to each Grantor).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.1.  As agreed to among the parties from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such Person.

Section 11.2.                             Waivers.  Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Section 11.1, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.  To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.  Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

Section 11.3.                             Limitation on Agent’s and Secured Party’s Duty with Respect to the Collateral. The Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.  Neither the Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Agent (i) to fail to incur expenses deemed significant by the Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral.  Each Grantor acknowledges that the purpose of this Section 11.3 is to provide non-exhaustive indications of what actions or omissions by the Agent would be commercially reasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.3.  Without limitation upon the foregoing, nothing contained in this Section 11.3 shall be construed to grant any rights to any Grantor or to impose any duties on the Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 11.3.

Section 11.4.                             Compromises and Collection of Collateral.  Each Grantor and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, each Grantor agrees that the Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

Section 11.5.                             Secured Party Performance of Debtor Obligations.  Without having any obligation to do so, the Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Agreement and the Grantor shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 11.5.  Each Grantor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

Section 11.6.                             Specific Performance of Certain Covenants.  The Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, or 5.2, will cause irreparable injury to the Agent and the Secured Parties, that the Agent and the Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agent or the Secured Parties to seek and obtain specific performance of other obligations of any Grantor contained in this Agreement, that the covenants of such Grantor contained in the Sections referred to in this Section 11.6 shall be specifically enforceable against such Grantor.

Section 11.7.                             Dispositions Not Authorized.  No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between any Grantor and the Agent or other conduct of the Agent, no authorization to sell, lease or transfer or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Agent or the Secured Parties unless such authorization is in writing signed by the Agent with the consent or at the direction of the Required Secured Parties.

Section 11.8.                             No Waiver; Amendments; Cumulative Remedies.  No delay or omission of the Agent to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Agent with the concurrence or at the direction of the Lenders required under Section 10.02 of the Credit Agreement and then only to the extent in such writing specifically set forth.  All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Secured Parties until the Term Loan Obligations have been paid in full.

Section 11.9.                             Limitation by Law; Severability of Provisions.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part.  Any provision in any this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

Section 11.10.                       Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of its Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.11.                       Benefit of Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Grantor, the Agent and the Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Agent.  No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Agent, for the benefit of the Agent and the Secured Parties, hereunder.

Section 11.12.  Survival of Representations.  All representations and warranties of each Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 11.13.  Taxes and Expenses.  Each Grantor jointly and severally agrees to pay any taxes payable or ruled payable by Federal or State authority in respect of this Agreement, together with interest and penalties, if any.  Each Grantor jointly and severally agrees to reimburse the Agent for any and reasonable documented all out-of-pocket expenses paid or incurred by the Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral).  Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 11.14.  Additional Subsidiaries.  Pursuant to and in accordance with Section 5.11 of the Term Loan Credit Agreement, each Domestic Subsidiary (other than any Unrestricted Subsidiary) of the Borrower that was not in existence or not a Subsidiary on the date hereof is required to enter in this Agreement as a Subsidiary Party promptly upon becoming a Subsidiary.  Upon execution and delivery by the Agent and a Subsidiary of an instrument in the form of Exhibit K hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein.  The execution and delivery of any such instrument shall not require the consent of any other Person.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Person as a party to this Agreement.

Section 11.15.  Headings.  The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

Section 11.16.  Termination and Release.  (a)  This Agreement shall continue in effect until (i) the Term Loan Credit Agreement has been terminated pursuant to its express terms and (ii) all of the Term Loan Obligations and have been indefeasibly paid and performed in full; provided, however, that no such termination shall be effective at any time when any Existing Notes Obligations remain outstanding unless and until (i) the Borrower shall have notified the Agent in writing whether at such time there is outstanding any debt of any Person that is secured by the Existing Notes Designated Collateral (which notification the Borrower hereby agrees to provide promptly upon the Agent’s request therefor) and (ii) if any such secured debt is outstanding at such time, the Agent shall have taken such actions, at the expense of the Borrower, as the Borrower may reasonably request to transfer all Collateral consisting of Existing Notes Designated Collateral and all related Liens thereon and security interests therein (without any representation or warranties (other than a representation and warranty as to no Liens on the Existing Notes Designated Collateral created by the Agent in its individual capacity)) to the Existing Notes Trustee or such other agent or Person as the Borrower may direct (provided further, however, that if such other secured debt is under the Revolving Facility Credit Agreement, all such Collateral in the form of possessory collateral shall be transferred to the Revolving Facility Agent, notwithstanding anything in the foregoing to the contrary).

(b)                                 A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted pursuant to the Term Loan Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary.

(c)                                  Upon any sale, lease, transfer or other disposition by any Grantor of any Collateral that is permitted under Section 4.1(d) to any Person that is not another Grantor or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.02 of the Term Loan Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)                                 In the event that Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act is amended, modified or interpreted by the SEC or any other relevant Governmental Authority to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of any Subsidiary of the Borrower due to the fact that the Equity Interests of such Subsidiary are pledged under this Agreement, then the Equity Interests of such Subsidiary shall automatically be deemed not to be part of the Collateral to the extent necessary not to be subject to such requirement.  Notwithstanding anything to the contrary in this Agreement, if Equity Interests of any Subsidiary are not required to be pledged under this Agreement because Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act would require the filing of separate financial statements of such Subsidiary if its Equity Interests were so pledged, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act is amended, modified or interpreted by the SEC or any other relevant Governmental Authority to no longer require (or is replaced with another rule or regulation that would not require) the filing of separate financial statements of such Subsidiary if some or all of its Equity Interests are pledged under this Agreement, then such Equity Interests of such Subsidiary shall automatically be deemed part of the Collateral and pledged under this Agreement.

(e)                                  In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) above, the Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 11.16 shall be without recourse to or representation or warranty by the Agent or any Secured Party.  Without limiting the provisions of Section 11.13, the Borrower shall reimburse the Agent upon demand for all reasonable and documented costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 11.16.

Section 11.17.  Entire Agreement.  This Agreement, together with the other Term Loan/Note Documents and the Intercreditor Agreement,  embodies the entire agreement and understanding between each Grantor and the Agent relating to the Collateral and supersedes all prior agreements and understandings between any Grantor and the Agent relating to the Collateral.

Section 11.18.  CHOICE OF LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 11.19.  CONSENT TO JURISDICTION.  EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN THE

BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN/NOTE DOCUMENT AND THE GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE AGENT OR ANY SECURED PARTY OR ANY AFFILIATE OF THE AGENT OR ANY SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TERM LOAN/NOTE DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK IN THE BOROUGH OF MANHATTAN.

Section 11.20.  WAIVER OF JURY TRIAL. EACH GRANTOR, THE AGENT AND EACH SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 11.21.  Indemnity.  Each Grantor hereby agrees to indemnify the Agent and the Secured Parties, and their respective successors, assigns, agents and employees, from and against any and all losses, claims, damages, penalties, liabilities, and related expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Secured Party is a party thereto) imposed on, incurred by or asserted against the Agent or the Secured Parties, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Agreement, or the ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including any claim for Patent, Trademark or Copyright infringement).

Section 11.22.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.23.  INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS AGREEMENT, THE LIENS AND SECURITY INTERESTS CREATED HEREBY AND THE RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS PROVIDED FOR HEREIN ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND, TO THE EXTENT PROVIDED THEREIN, THE APPLICABLE SENIOR OBLIGATIONS SECURITY DOCUMENTS (AS DEFINED IN THE INTERCREDITOR AGREEMENT). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT

AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

Section 11.24.  Delivery of Collateral.  Prior to the Revolving Facility First Lien Collateral Transition Date, to the extent any Grantor is required hereunder to deliver Collateral to the Agent for purposes of possession and control and is unable to do so as a result of having previously delivered such Collateral to the Revolving Facility Agent in accordance with the terms of the Revolving Facility Security Documents, such Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Revolving Facility Agent, acting as a gratuitous bailee of the Agent.

Section 11.25.  Mortgages.  In the case of a conflict between this Agreement and the Mortgages with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern.  In all other conflicts between this Agreement and the Mortgages, this Agreement shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, each Grantor and the Agent have executed this Agreement as of the date first above written.

NEWTON ACQUISITION, INC.,

By:	/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	Senior Vice President and General Counsel

NEWTON ACQUISITION MERGER SUB, INC.,

By:	/s/ Kewsong Lee
Name:	Kewsong Lee
Title:	Senior Vice President

THE NEIMAN MARCUS GROUP, INC.,

By:	/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	Senior Vice President and General Counsel

EACH OF THE SUBSIDIARY PARTIES LISTED ON EXHIBIT J HERETO,

By:	/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	Vice President

NM NEVADA TRUST,

By:	/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Director

By:	/s/ Vanessa Gomez
Name:	Vanessa Gomez
Title:	Vice President